Exhibit 99.1

NEWS RELEASE	Contact:
Tim T. Esaki
(808) 665-5480
tesaki@mlpmaui.com

MAUI LAND & PINEAPPLE REPORTS 2nd QUARTER 2014 RESULTS

KAPALUA RESORT, Hawaii, July 29, 2014 (BUSINESS WIRE) --

Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported net income of $477,000, or $0.03 per share, for the second quarter of 2014, compared to net income of $831,000, or $0.04 per share for the second quarter of 2013. The Company reported revenues of $5.0 million and $2.6 million during the second quarters of 2014 and 2013, respectively.

In May 2014, the Company sold a 4-acre parcel and building that serves as the maintenance facility for the Kapalua Plantation Golf Course for $2.3 million. The sale resulted in a gain of $1.5 million.

In June 2013, the Company sold a 7-acre parcel that was the last of its former agricultural processing facilities in central Maui for $4.0 million. The sale resulted in a gain of $1.9 million.

For the six months ended June 30, 2014, the Company reported a net loss of $432,000, or $(0.02) per share, compared to a net loss of $984,000, or $(0.05) per share, for the six months ended June 30, 2013. The Company reported revenues of $7.5 million and $5.2 million during the six months ended June 30, 2014 and 2013, respectively.

Additional Information

Additional information with respect to Maui Land & Pineapple Company, Inc. and our 2nd quarter 2014 operating results will be available on our Form 10-Q filed with the Securities and Exchange Commission and our website www.mauiland.com.

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc. develops, sells, and manages residential, resort, commercial, and industrial real estate. The Company owns approximately 23,000 acres of land on Maui and manages properties, utilities, and a nature preserve at the Kapalua Resort.

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MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	Three Months Ended June 30,
	2014	2013
	(in thousands except
	share amounts)
OPERATING REVENUES
Real estate
Sales	$2,300	$-
Commissions	153	95
Leasing	1,409	1,197
Utilities	829	956
Resort amenities and other	318	308
Total Operating Revenues	5,009	2,556

OPERATING COSTS AND EXPENSES
Real estate
Cost of sales	835	-
Other	333	442
Leasing	586	609
Utilities	572	539
Resort amenities and other	190	116
General and administrative	671	708
Depreciation	587	688
Pension and other postretirement expense	141	222
Total Operating Costs and Expenses	3,915	3,324

Operating Income (Loss)	1,094	(768)
Interest expense, net	(592)	(506)
Income (Loss) from Continuing Operations, net of income taxes of $0	502	(1,274)
Income (Loss) from Discontinued Operations, net of income taxes of $0 and $116	(25)	2,105
NET INCOME	477	831
Pension, net of income taxes of $0	146	228
COMPREHENSIVE INCOME	$623	$1,059

NET INCOME PER COMMON SHARE --BASIC AND DILUTED
Continuing Operations	$0.03	$(0.07)
Discontinued Operations	-	0.11
Net Income	$0.03	$0.04

MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED)

	Six Months Ended June 30,
	2014	2013
	(in thousands except
	share amounts)
OPERATING REVENUES
Real estate
Sales	$2,300	$-
Commissions	236	191
Leasing	2,721	2,523
Utilities	1,551	1,783
Resort amenities and other	670	688
Total Operating Revenues	7,478	5,185

OPERATING COSTS AND EXPENSES
Real estate
Cost of sales	835	-
Other	638	839
Leasing	1,136	1,389
Utilities	1,145	1,094
Resort amenities and other	471	306
General and administrative	1,082	1,419
Depreciation	1,171	1,374
Pension and other postretirement expense	282	444
Total Operating Costs and Expenses	6,760	6,865

Operating Income (Loss)	718	(1,680)
Interest expense, net	(1,069)	(1,200)
Loss from Continuing Operations, net of income taxes of $0	(351)	(2,880)
Income (Loss) from Discontinued Operations, net of income taxes of $0 and $116	(81)	1,896
NET LOSS	(432)	(984)
Pension, net of income taxes of $0	292	390
COMPREHENSIVE LOSS	$(140)	$(594)

NET LOSS PER COMMON SHARE --BASIC AND DILUTED
Continuing Operations	$(0.02)	$(0.15)
Discontinued Operations	-	0.10
Net Loss	$(0.02)	$(0.05)